ROBERT A.  FORRESTER

ATTORNEY AT LAW

1755 NORTH COLLINS BLVD.,

SUITE 360

RICHARDSON, TX 75080

(972) 437-9898

 Fax (972) 480-8406

raforrester@sbcglobal.net

August 29, 2011

New School Properties, Inc.

5646 Milton Street, Suite #888

Dallas, TX 75206

Re: 4,000,000 Class A Common Shares Registration Statement on Form S-11

Gentlemen:

You have requested my opinion with respect to certain matters pertaining to the legality of the 4,000,000 Class A Common Shares being registered on Form S-11 (the “Registration Statement”) filed by New School Properties, Inc. (the “Company”) with the Securities and Exchange Commission. All terms used herein have the respective meanings set forth in the Registration Statement. In rendering or confirming the opinions stated below, I have examined and relied upon the following:

(a) The Second Amended and Restated Certificate of Formation of the Company as adopted by the shareholders of the Company on April 20, 2011;

(b) The Bylaws of the Company, adopted on April 20, 2011 (the “Bylaws”); and

(c) Such other documents, records and instruments as I have deemed necessary in order to permit me to render and confirm the opinions referred to herein.

In my examination, in those cases in which I have not been involved directly in the preparation, execution or the filing of a document, I have assumed that (i) the document reviewed by me is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity. For purposes of this opinion, I have assumed and have relied on the following: (a) the truth and accuracy of the factual statements contained in the Registration Statement; and (b) the representations, views and beliefs of the Directors of factual matters referred to in the Registration Statement are true, correct and accurate.

Based upon the foregoing, and upon my examination of such questions of law and statutes of the State of Texas as I have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

(1) Upon the issuance and delivery of said Class A Common Shares in accordance with the terms set forth in the Registration Statement, the Class A Common Shares will be validly issued and, subject to the qualifications set forth in paragraph 2 below, fully paid and non-assessable Class A Common Shares of the Company.

(2) The Shareholders will not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Shareholder of the Company, except that a Shareholder may be obligated to repay any funds wrongfully distributed to it.

Other than as expressly stated above, I express no opinion on any issue relating to the Company or to any investment therein or under any law other than the laws of the State of Texas.

New School Properties, Inc.

August 29, 2011

I hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert A. Forrester

Robert A. Forrester, Esq.